Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-118699) and related Prospectus of United Therapeutics Corporation for the registration of 591,832 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements and schedules of United Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
November  8, 2004